Exhibit 99.1

NEWS RELEASE

Contact:    Jeremy W. Smeltser

704-752-4478

E-mail: investor@spx.com

SPX REPORTS THIRD QUARTER 2003 RESULTS

3Q Free Cash Flow 135% of Income From Continuing Operations

Diluted EPS From Continuing Operations of $0.98

CHARLOTTE, NC – October 28, 2003 – SPX Corporation (NYSE:SPW) today announced third quarter 2003 financial results of $1.24 billion in revenues, diluted earnings per share from continuing operations of $0.98, and free cash flow from continuing operations of $100.9 million.

Commenting on the company’s results, John B. Blystone, Chairman, President and CEO said, “In the third quarter we generated free cash flow of $100.9 million or 135% of income from continuing operations, while diluted earnings per share from continuing operations were $0.98, a 5% increase from $0.93 in the third quarter of 2002. Our focus on free cash flow together with cost reduction initiatives is driving improvement in performance. We remain confident in delivering on our financial commitments for the year of diluted earnings per share from continuing operations of at least $3.40 and free cash flow from continuing operations of $350 to $400 million.”

FINANCIAL HIGHLIGHTS

Cash Flow: Free cash flow for the quarter was $100.9 million compared to $73.5 million in the third quarter of 2002. For the first nine months of 2003, free cash flow was $242.6 million compared to $214.2 million in the first nine months of 2002. When excluding the $34.8 million net cash received from a legal award in the first nine months of 2002, free cash flow in the first nine months of 2003 increased $63.2 million or 35%. In the third quarter, free cash flow as a percentage of income from continuing operations was 135%, up from 95% in the third quarter of 2002, and grew to 146% in the first nine months of 2003 from 103% in the first nine months of 2002.

Revenues: Third quarter 2003 revenues were $1.24 billion, compared to $1.23 billion in the third quarter of 2002. Organic revenues (revenues excluding acquisitions and divestitures) declined 5.9% in the third quarter of 2003 compared to the same period in 2002. Of the 5.9% decline, approximately 3.5% was due to a decline in revenues in the power market. The strength of foreign currencies against the U.S. dollar had a favorable impact on organic revenues of approximately 3.1%.

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Operating Margins: Third quarter operating margins were 11.9% compared to 13.2% for the third quarter of 2002. Operating margins for the first nine months of 2003 were 10.0% compared to 12.5% for the first nine months of 2002. The margin decrease was primarily attributable to declines in the power market, competitive market dynamics across the segments and lower pension income.

Diluted Earnings Per Share From Continuing Operations: Third quarter 2003 diluted earnings per share from continuing operations increased 5% to $0.98 compared to $0.93 for the third quarter 2002.

MANAGEMENT’S DISCUSSION OF RESULTS

Technical Products and Systems

Revenues in the third quarter increased from $285.4 million in 2002 to $311.7 million in 2003, an increase of $26.3 million or 9.2%. The increase was mainly due to bolt-on acquisitions and organic revenue growth at the security and building life-safety systems and laboratory and life sciences platforms in the third quarter. Organic revenues in the Technical Products and Systems segment declined high single-digits in the quarter due to delays in the HDTV roll out in the U.S. and lower revenues in the electrical test and measurement platform. The decline in electrical test and measurement platform revenues was primarily due to lower demand for telecommunication line management systems at the Radiodetection unit. In addition, contract timing on large municipal programs generated strong third quarter 2002 revenues at the automated fare collection systems unit, making the year over year comparison difficult.

Segment income as a percentage of revenues decreased from 21.4% in 2002 to 17.5% in 2003. The decrease in operating margins was due primarily to acquisitions completed in 2002 and 2003, which had historically lower margins than that of the segment, reduced demand for high margin products and services at the company’s broadcast and communication platform and security and investigations business, the lower organic revenues in the electrical test and measurement platform and global competition across all platforms.

Industrial Products and Services

Revenues in the third quarter decreased from $411.7 million in 2002 to $345.8 million in 2003. The decrease was primarily due to the significant decline in the power market. Revenues in the power systems platform declined by approximately $39.7 million, or an organic decline of approximately 51%. Organic revenues at the company’s compaction equipment platform grew slightly in the third quarter primarily due to currency translation. In the specialty engineered products platform, organic revenues were down mid single-digits as increased demand for aerospace defense components and dock systems was offset by declines in filtration products, high-integrity castings, heating and ventilation products and hydraulic power tools.

Segment income as a percentage of revenues declined from 13.8% in 2002 to 10.6% in 2003. Segment income declined primarily due to the power systems market decline as well as the effect on pricing and operating margins at the compaction equipment platform and operating inefficiencies at the hydraulic power tools business. The trends in the hydraulic power tools business have continued through mid-2003 and the company has announced further restructuring actions at this business. Segment income comparisons are expected to improve at the hydraulic power tools business in the fourth quarter. The relative strength of the euro to the U.S. dollar has impacted margins at the compaction equipment platform in U.S. dollar markets such as the Middle East and Asia. As expected, this trend has impacted the third quarter of 2003 compared to the same period in 2002.

Flow Technology

Revenues in the third quarter of 2003 increased to $386.5 million from $370.1 million in the third quarter of 2002. The increase was primarily due to bolt-on acquisitions completed in 2002 and in the first nine months of 2003 and organic revenue growth at the cooling technologies and services platform. The aggregate organic revenues in the Flow Technology segment declined approximately 4% in the third quarter of 2003 compared to the same period in 2002 due to the low double-digit organic revenue decline at the fluid systems platform.

Third quarter segment income increased to $62.2 million in 2003 from $58.1 million in 2002 due to bolt-on acquisitions and cost reduction actions taken across the segment, including integration of acquisitions completed. The segment income as a percentage of revenues was 16.1% in 2003 compared to 15.7% in 2002.

Service Solutions

Revenues in the third quarter of 2003 were $197.9 million compared to $166.1 million in 2002, representing an organic revenue increase of approximately 18% in the quarter. The strong organic revenues were due to new warranty tool programs in the U.S., strong sales in Europe and the strength of the euro compared to the U.S. dollar.

Segment income as a percentage of revenues increased from 11.1% in 2002 to 12.4% in 2003. The increase in operating margins was due primarily to product mix changes and the impact of cost reduction initiatives and higher revenues.

OTHER THIRD QUARTER ITEMS

Share Repurchases: During the third quarter, the company repurchased 1.16 million shares of its common stock for approximately $52 million. During the first nine months of 2003, and through October 27, 2003, the company repurchased 5.06 million shares of its common stock for approximately $195 million.

Discontinued Operations: On April 7, 2003, SPX and CNT announced that they had signed a definitive agreement that resulted in the acquisition by CNT of all of the outstanding shares of Inrange Technologies for approximately $190 million in cash. The transaction closed on May 5, 2003, and SPX received approximately $149 million in net cash proceeds.

For GAAP purposes, Inrange is treated as a discontinued operation. Inrange’s results for all periods and the loss on the sale net of tax, are consolidated on one line labeled “Income (loss) from discontinued operations, net of tax” on the attached condensed consolidated statements of income.

Effective Tax Rate: The effective income tax rate for the third quarter of 2003 was 34.9% compared to 37.0% in the first half of 2003. The U.S. Internal Revenue Service recently completed an income tax audit of the 1996 and 1997 tax years for United Dominion Industries, which SPX acquired in May of 2001. Accordingly, the effective income tax rate for the quarter was lower than the first half effective tax rate of 37.0% due to the favorable completion of these audits.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology and service solutions. The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the Company’s public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(in millions)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and equivalents	$706.0	$541.3
Accounts receivable, net	983.0	991.8
Inventories, net	663.1	605.0
Deferred income taxes	209.0	229.9
Other current assets	91.5	90.8
Assets of discontinued operations	—	263.3

Total current assets	2,652.6	2,722.1
Property, plant and equipment	1,304.4	1,260.8
Accumulated depreciation	(562.5)	(493.5)

Net property, plant and equipment	741.9	767.3
Goodwill	2,759.3	2,596.0
Intangible assets, net	581.0	530.4
Other assets	401.1	475.7

Total assets	$7,135.9	$7,091.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$557.9	$500.9
Accrued expenses	772.4	789.3
Short-term debt	266.2	251.4
Current maturities of long-term debt	36.4	28.9
Liabilities of discontinued operations	—	86.7

Total current liabilities	1,632.9	1,657.2
Long-term debt	2,460.0	2,414.6
Deferred income taxes	607.3	595.1
Other long-term liabilities	705.4	720.5

Total long-term liabilities	3,772.7	3,730.2
Minority interest	1.7	11.7
Shareholders’ equity:
Common stock	873.9	868.0
Paid-in capital	880.0	863.3
Retained earnings	615.4	478.2
Unearned compensation	(42.1)	(46.1)
Accumulated other comprehensive loss	(129.8)	(197.6)
Common stock in treasury	(468.8)	(273.4)

Total shareholders’ equity	1,728.6	1,692.4

Total liabilities and shareholders’ equity	$7,135.9	$7,091.5

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues	$1,241.9	$1,233.3	$3,628.5	$3,506.6
Costs and expenses:
Cost of products sold	864.2	848.4	2,532.8	2,369.5
Selling, general and administrative	214.4	215.6	678.1	645.2
Intangible amortization	2.6	2.0	7.2	5.3
Special charges	13.5	4.4	46.8	49.9

Operating income	147.2	162.9	363.6	436.7
Other income, net	4.6	4.6	5.4	4.4
Equity earnings in joint ventures	8.5	8.6	26.2	27.2
Interest expense, net	(45.2)	(48.8)	(136.0)	(124.1)

Income from continuing operations before income taxes	115.1	127.3	259.2	344.2
Provision for income taxes	(40.2)	(49.7)	(93.5)	(135.3)

Income from continuing operations before change in accounting principle	74.9	77.6	165.7	208.9
Loss from discontinued operations, net of tax	—	(1.8)	(28.6)	(9.7)
Change in accounting principle	—	—	—	(148.6)

Net income	$74.9	$75.8	$137.1	$50.6

Basic income (loss) per share of common stock
Income from continuing operations before change in accounting principle	$0.99	$0.94	$2.14	$2.55
Loss from discontinued operations	—	$(0.02)	(0.37)	(0.12)
Change in accounting principle	—	—	—	(1.81)

Net income per share	$0.99	$0.92	$1.77	$0.62

Weighted average number of common shares outstanding	75.601	81.968	77.593	81.954
Diluted income (loss) per share of common stock
Income from continuing operations before change in accounting principle	$0.98	$0.93	$2.12	$2.49
Loss from discontinued operations	—	(0.02)	(0.37)	(0.12)
Change in accounting principle	—	—	—	(1.77)

Net income per share	$0.98	$0.91	$1.75	$0.60

Weighted average number of common shares outstanding	76.720	83.194	78.167	83.772

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(in millions)

	Nine months ended September 30,
	2003	2002
Cash flows from (used in) operating activities:
Net income	$137.1	$50.6
Loss from discontinued operations	28.6	9.7
Change in accounting principle	—	148.6

Income from continuing operations before change in accounting principle	165.7	208.9
Adjustments to reconcile income from continuing operations before change in accounting principle to net cash from operating activities
Special and other charges	46.8	62.5
Deferred income taxes	37.2	90.4
Depreciation	84.4	80.3
Amortization of intangibles and other assets	8.1	8.0
Amortization of discount on LYONs	15.1	17.0
Employee benefits	26.4	(1.4)
Other, net	18.2	5.8
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	70.3	(2.2)
Inventories	(10.9)	(17.0)
Accounts payable, accrued expenses and other	(117.2)	(95.0)
Changes in working capital securitizations	2.0	(21.0)
Cash spending on restructuring actions	(49.3)	(61.3)

Net cash from continuing operations	296.8	275.0
Net cash from (used in) discontinued operations	9.7	(3.7)

Net cash from operating activities	306.5	271.3
Cash flows from (used in) investing activities:
Proceeds from asset sales and business divestitures	232.7	29.3
Business acquisitions and investments, net of cash acquired	(189.2)	(148.4)
Capital expenditures	(54.2)	(60.8)
Other, net	—	(3.1)

Net cash used in continuing operations	(10.7)	(183.0)
Net cash used in discontinued operations	(0.5)	(8.9)

Net cash used in investing activities	(11.2)	(191.9)
Cash flows from (used in) financing activities:
Borrowings under debt agreements	293.8	1,201.0
Payments under debt agreements	(248.4)	(1,430.5)
Purchase of common stock	(195.4)	(77.5)
Common stock issued under stock incentive programs	4.8	48.6
Common stock issued under exercise of stock warrants	—	24.2
Other, net	—	(20.1)

Net cash used in continuing operations	(145.2)	(254.3)
Net cash used in discontinued operations	—	(13.7)

Net cash used in financing activities	(145.2)	(268.0)

Net increase (decrease) in cash and equivalents	150.1	(188.6)
Consolidated cash and equivalents, beginning of period (1)	555.9	460.0

Consolidated cash and equivalents, end of period	$706.0	$271.4

(1)	Includes $14.6 and $17.0 of cash and equivalents of discontinued operations, respectively

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF INCOME BY SEGMENT

(in millions)

Unaudited

	Three months ended September 30,			Nine months ended September 30,
	2003	2002	%	2003	2002	%
Technical Products and Systems (1)

Revenues	$311.7	$285.4	9.2%	$885.8	$793.8	11.6%
Gross profit	121.2	127.7		348.5	$351.2
Selling, general & administrative	65.6	65.9		206.6	$195.3
Intangible amortization	1.0	0.7		3.0	$2.3

Segment income	$54.6	$61.1	-10.6%	$138.9	$153.6	-9.6%

as a percent of revenues	17.5%	21.4%		15.7%	19.3%

Industrial Products and Services

Revenues	$345.8	$411.7	-16.0%	$1,065.2	$1,226.7	-13.2%
Gross profit	76.9	104.2		238.5	324.3
Selling, general & administrative	39.3	46.6		127.7	137.9
Intangible amortization	0.9	0.6		2.1	1.7

Segment income	$36.7	$57.0	-35.6%	$108.7	$184.7	-41.1%

as a percent of revenues	10.6%	13.8%		10.2%	15.1%

Flow Technology

Revenues	$386.5	$370.1	4.4%	$1,120.1	$966.5	15.9%
Gross profit	124.1	120.5		349.8	325.7
Selling, general & administrative	61.3	61.8		195.3	182.0
Intangible amortization	0.6	0.6		1.9	1.1

Segment income	$62.2	$58.1	7.1%	$152.6	$142.6	7.0%

as a percent of revenues	16.1%	15.7%		13.6%	14.8%

Service Solutions

Revenues	$197.9	$166.1	19.1%	$557.4	$519.6	7.3%
Gross profit	55.5	45.1		158.9	148.5
Selling, general & administrative	30.8	26.5		95.5	87.9
Intangible amortization	0.1	0.1		0.2	0.2

Segment income	$24.6	$18.5	33.0%	$63.2	$60.4	4.6%

as a percent of revenues	12.4%	11.1%		11.3%	11.6%

Total segment income (1)	178.1	194.7		463.4	541.3
Corporate expenses	(17.4)	(14.8)		(53.0)	(42.1)
Special and other charges (1) (2)	(13.5)	(17.0)		(46.8)	(62.5)

Consolidated operating income	$147.2	$162.9		$363.6	$436.7

(1)	Excludes results of discontinued operations.
(2)	Special and other charges for the three and nine month period ended September 30, 2002 includes $12.6 of charges recorded in cost of products sold

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SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW AS % OF NET INCOME FROM CINTINUING OPERATIONS

Unaudited

(in millions)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net cash from operating activities (continuing operations)	$119.4	$92.1	$296.8	$275.0
Capital expenditures	(18.5)	(18.6)	(54.2)	(60.8)

Free cash flow from continuing operations	$100.9	$73.5	$242.6	$214.2

Net income from continuing operations before change in accounting principle	$74.9	$77.6	$165.7	$208.9
% of net income from continuing operations before change in accounting principle	135%	95%	146%	103%

SPX CORPORATION AND SUBSIDIARIES

CASH RECONCILIATION

Unaudited

(in millions)

Nine Months ended 09/30/2003
Beginning cash (1)	$555.9
Operational cash flow	296.8
Acquisitions	(189.2)
Capital expenditures	(54.2)
Proceeds from asset sales	232.7
Net borrowings / (payments)	51.7
Financing Fees	(6.3)
Repurchase of common stock	(195.4)
Other equity issuances	4.8
Discontinued operations	9.2

Ending cash	$706.0

	Ending Debt 12/31/2002	Net Change	Acquisitions and Currency	LYONs Discount Accretion	Ending Debt 09/30/2003
Revolver	$—	—			$—
Tranche A loan	225.0	(5.6)			219.4
Tranche B loan	410.3	680.6			1,090.9
Tranche C loan	683.7	(683.7)			—
LYONs, net of unamortized discount	858.2	(236.9)		15.1	636.4
7.5% senior notes	500.0	—			500.0
6.25% senior notes	—	300.0			300.0
Other borrowings	17.7	(2.7)	0.9		15.9

Totals	$2,694.9	$51.7	$0.9	$15.1	$2,762.6

(1)	The 2003 beginning of period balance includes $14.6 of cash included in assets of discontinued operations